Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES THAT MICHAEL J. HOFFMAN HAS BEEN ELECTED TO ITS BOARD OF DIRECTORS AND ALL BOARD COMMITTEES ARE NOW FULLY COMPRISED OF INDEPENDENT BOARD MEMBERS

PONTE VEDRA, Fla. (September 29, 2017) — Advanced Disposal (NYSE: ADSW), an integrated environmental services company, announced today that Michael J. Hoffman will be joining the Board of Directors, where he will serve as chair of the Company’s Nominating  and Corporate Governance Committee and as a member of the Audit Committee.

Mr. Hoffman has held a number of key leadership positions during his dedicated 40-year tenure at The Toro Company (NYSE: TTC) across a broad range of cross-functional disciplines including service, sales, marketing, and operations.  He presently serves as chairman of the board of The Toro Company, a role he has held since 2006.  Mr. Hoffman was also chief executive officer from 2005 to 2016 and was elected president of The Toro Company in 2004.

In addition to his current responsibilities at The Toro Company, Mr. Hoffman serves on the boards of Donaldson Company, Inc., the University of Minnesota Carlson School of Management, and the Toro Foundation.  He earned his bachelor’s degree in marketing management from the University of St. Thomas in Saint Paul, Minnesota, and an MBA from the University of Minnesota Carlson School of Management.

Mr. Hoffman meets the independence qualifications outlined by the New York Stock Exchange and his appointment will be effective on October 3, 2017.  Upon Mr. Hoffman’s appointment, all of the committees of Advanced Disposal’s Board of Directors will be comprised of independent Board members.

“Michael Hoffman’s insights and perspectives from his extensive experiences both as the leader of a public company and from serving on the board of a diverse set of organizations will help guide Advanced Disposal,” said Richard Burke, CEO.  “We look forward to working with him as we continue to grow as a public company.”

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com

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